Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of August 14, 2015, between UNITED COMMUNITY BANKS, INC., a Georgia corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national association, as trustee (the “Trustee”).

WHEREAS, the Company entered into to an Indenture dated as of August 14, 2015 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Original Indenture provides for the issuance from time to time of the Company’s senior debentures, notes or other debt instruments (therein called the “Securities”), in an unlimited principal amount to be issued in one or more series as contemplated therein;

WHEREAS, pursuant to the terms of the Original Indenture, the Company desires by this First Supplemental Indenture to establish a new Series of Securities to be known as its 5.50% Senior Fixed to Floating Rate Notes due February 14, 2027 (the “Senior Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to establish the Senior Notes as a Series of Securities under the Original Indenture and to provide for, among other things, the issuance and form of the Senior Notes and the terms, provision, and conditions thereof; and

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been satisfied;

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.1 Definitions.

The following defined terms used herein shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Additional Notes” means any Senior Notes issued under this First Supplemental Indenture at any time after the date hereof, in addition to the Initial Notes, and having the same terms in all respects as the Senior Notes (except for the issue date, issue price and, if applicable, the date from which interest thereon shall begin to accrue, the initial interest payment date), which if issued, will be treated with the Initial Notes as single Series and single class of Securities with the Senior Notes for all purposes under the Indenture.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing person.

“Consolidated Assets” means all assets owned directly by the Company or indirectly by the Company through any Subsidiary and reflected on the Company’s consolidated balance sheet prepared in accordance with GAAP.

“Indebtedness” means, without duplication, the principal or face amount of (i) all obligations for borrowed money, (ii) all obligations evidenced by debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (v) all obligations as lessee which are capitalized in accordance with GAAP, and (vi) all Indebtedness of others guaranteed by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

“Initial Notes” means the aggregate principal amount of $35,000,000 of Senior Notes issued under this First Supplemental Indenture on the Issue Date.

“Interest Payment Dates” means February 14 and August 14 of each year, commencing February 14, 2016 through August 14, 2025, and February 14, May 14, August 14, and November 14 of each year thereafter.

“Interest Reset Period” means each period during the floating period commencing on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date. The first Interest Reset Period shall commence on and include August 14, 2025.

“Issue Date” means August 14, 2015, the date of the original issuance of the Initial Notes.

“Junior Subordinated Debt” means the Company’s Trust Preferred Securities Guarantees and the Company’s 8.125% junior subordinated deferrable interest debentures due 2028, floating rate junior subordinated debentures due 2034, fixed rate junior subordinated debentures due 2038 and variable rate subordinated debentures due 2038.

“LIBOR” means, with respect to any Interest Reset Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period that appears on Bloomberg Screen US0003M Index <GO> page (or other applicable page) as of 11:00 a.m. (London time) on the second London Banking Day preceding the first day of that Interest Reset Period. If the rate described above does not appear on such Bloomberg Screen page, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Company, at approximately 11:00 a.m., London time on the second London Banking Day preceding the first day of that Interest Reset Period. The Company will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to that Interest Reset Period will be the arithmetic mean (rounded upward

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if necessary to the nearest .00001 of 1%) of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Reset Period will be the arithmetic mean (rounded upward if necessary to the nearest .00001 of 1%) of the rates quoted by three major banks in New York, New York, selected by the Company, at approximately 11:00 a.m., New York City time, on the first day of that Interest Reset Period for loans in U.S. dollars to leading European banks for a three-month period and in a principal amount of not less than $1,000,000. However, if the banks selected by the Company to provide quotations are not quoting as described above, LIBOR for that Interest Reset Period will be the same as LIBOR as determined for the previous Interest Reset Period or, in the case of the first Interest Reset Period, 2.290%. The establishment of LIBOR will be final and binding in the absence of manifest error.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Material Subsidiary” means United Community Bank and any successor thereof.

“Maturity Date” means August 14, 2027.

“Record Date” means, with respect to each February 14 Interest Payment Date, the close of business on the February 1 preceding such Interest Payment Date, with respect to each May 14 Interest Payment Date, the close of business on the May 1 preceding such Interest Payment Date, with respect to each August 14 Interest Payment Date, the close of business on the August 1 preceding such Interest Payment Date, and with respect to each November 14 Interest Payment Date, the close of business on the November 1 preceding such Interest Payment Date, in each case, whether or not such date is a Business Day.

“Redemption Date” means any Interest Payment Date on or after August 14, 2025.

“Redemption Price” means 100% of the principal amount of the Senior Notes being redeemed, plus accrued and unpaid interest to the Redemption Date.

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person, (ii) any partnership (a) the sole general partner or the managing general partner of which is such person or an entity described in clause (i) and related to such person or (b) the only general partners of which are such person or of one or more entities described in clause (i) and related to such person (or any combination thereof) and (iii) any limited liability company of which more than 50% of the total membership interests is at the time owned or controlled, directly or indirectly, by such person.

“Trust Preferred Securities Guarantees” means the guarantees issued by the Company in connection with the 8.125% capital securities due 2028 issued by United Community Capital Trust, the floating rate capital securities due 2034 issued by Southern Bancorp Capital Trust I, the fixed rate capital securities due 2038 issued by United Community Statutory Trust II, the variable rate capital securities due 2038 issued by United Community Statutory Trust III, and any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock that is by its terms subordinated to or on a parity with the Junior Subordinated Debt.

“Voting Stock” means outstanding shares of capital stock having voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power because of default in dividends or other default.

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ARTICLE II

THE SENIOR NOTES

SECTION 2.1 Designation and Issuance of Senior Notes.

2.1.1           There is hereby created a Series of Securities designated, as previously recited, as the Company’s “5.50% Fixed to Floating Rate Senior Notes due February 14, 2027.” In accordance with Section 2.3 of the Original Indenture, the Trustee will, upon receipt of an Officers’ Certificate and an Opinion of Counsel, in each case complying with Section 10.4 of the Original Indenture, and a Company Order directing the Trustee to authenticate the Initial Notes, authenticate the Initial Notes.

2.1.2           The aggregate principal amount of Senior Notes which may be authenticated and delivered under this First Supplemental Indenture is unlimited. The aggregate principal amount of Initial Notes which may be authenticated and delivered under this First Supplemental Indenture on the Issue Date is $35,000,000 (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the Series pursuant to Sections 2.7, 2.8, 2.11, 3.6 or 9.6 of the Original Indenture), and the Senior Notes shall be denominated and payable in United States Dollars. The Initial Notes will be issued at a price to the public of 100% of the principal amount thereof.

2.1.3           The Senior Notes constitute a senior unsecured general obligation of the Company, ranking equally with other existing and future senior unsecured Indebtedness of the Company and ranking senior in right of payment to the Junior Subordinated Debt and any future Indebtedness of the Company that is expressly made subordinate to the Senior Notes by the terms of such Indebtedness.

SECTION 2.2 Form and Terms of Senior Notes.

2.2.1           The principal amount of the Senior Notes outstanding (together with any accrued unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Indenture and the Senior Notes on any Redemption Date and on the Maturity Date.

2.2.2           Interest on the Senior Notes shall be payable semi-annually on each February 14 and August 14 up to and including August 14, 2025, with interest accruing from and including August 14, 2015 to but excluding August 14, 2025, at an initial rate of 5.50% per year, and interest shall be payable quarterly thereafter on February 14, May 14, August 14 and November 14, of each year through the Maturity Date or early Redemption Date, with such interest accruing from and including August 14, 2025, at a floating rate per annum equal to 3-month LIBOR plus 3.71%, to the person in whose name the Senior Notes (or one or more predecessor Senior Notes) are registered at the close of business on the Record Date for such Interest Payment Date, unless otherwise specified in a writing by the holder of such Senior Notes to the Trustee and the Company. Payments of interest on the Senior Notes will include interest accrued to but excluding the respective Interest Payment Dates. The floating rate for each Interest Reset Period shall be calculated by the Company and notified to the Trustee on the Interest Payment Date occurring during such Interest Reset Period. Interest payments for the Senior Notes during the fixed period shall be computed and paid on the basis of a 360-day year of twelve 30-day months and interest during the floating period shall be calculated based upon the actual number of days during the period divided by 360 days. In the event that any date on which interest is payable on the Senior Notes during the fixed rate period is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. In the event that an Interest Payment Date occurring during the floating rate period is not a Business Day, the Company will pay interest on the next day that is a Business Day, unless it would thereby fall in the next succeeding

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calendar month, in which case such Interest Payment Date will be brought forward to the immediately preceding Business Day, and no interest will accrue or fail to accrue as a result of that postponement or earlier payment.

2.2.3           Except as otherwise provided by the Senior Notes, the place of payment where the Senior Notes may be presented or surrendered for payment, where the Senior Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Senior Notes) and where notices and demand to or upon the Trustee in respect of the Senior Notes and the Indenture may be served shall be the office of the Paying Agent from time to time, which shall initially be The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, New York 13057.

2.2.4           The Senior Notes shall be issuable in whole or in part in the form of one or more registered Global Securities, substantially in the form set forth in Exhibit A hereto, registered in the name of the Depository or its nominee. The Company has initially appointed The Depository Trust Company, New York, New York, to act as Depository with respect to such Global Securities. Except under the limited circumstances described below, Senior Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in definitive form. The Global Securities described above may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such a successor Depository.

Owners of beneficial interests in such a Global Security will not be considered the Holders thereof for any purpose under the Indenture, and no Global Security representing a Senior Note shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or to a successor Depository or its nominee. The rights of Holders of such Global Security shall be exercised only through the Depository.

A Global Security shall be exchangeable for Senior Notes registered in the names of persons other than the Depository or its nominee only if (i) the Depository notifies the Company that it is unwilling or unable to continue as a Depository for such Global Security and no successor Depository shall have been appointed by the Company, or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when the Depository is required to be so registered to act as such Depository and no successor Depository shall have been appointed by the Company, in each case within 90 calendar days after the Company receives such notice or becomes aware of such cessation, (ii) the Company in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred an Event of Default with respect to the Senior Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Senior Notes registered in such names as the Depository shall direct in writing in an aggregate principal amount equal to the principal amount of the Global Security with like tenor and terms.

2.2.5           The Senior Notes are not convertible into Securities of any other Series.

2.2.6           Notwithstanding anything to the contrary in the Original Indenture, the requisite percentage of Holders of Senior Notes able to give a “Notice of Default” pursuant to Section 6.1(d) of the Original Indenture shall be 25% of the aggregate principal amount of the outstanding Senior Notes.

2.2.7           In addition to the “Events of Default” specified in Section 6.1 of the Original Indenture, it shall also be an “Event of Default” with respect to the Senior Notes if: the Company shall default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or the Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, or under

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any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or the Material Subsidiary having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), without such indebtedness having been discharged or such acceleration having been rescinded or annulled.

2.2.8           Notwithstanding anything to the contrary in the Original Indenture, the requisite percentage of Holders of Senior Notes able to declare the principal amount thereof (and accrued and unpaid interest, if any) due and payable pursuant to Section 6.2 of the Original Indenture shall be 25% of the aggregate principal amount of the outstanding Senior Notes.

2.2.9           Notwithstanding anything to the contrary in the Original Indenture, the requisite percentage of Holders of Senior Notes able to make written request to the Trustee to institute proceedings in respect of an Event of Default in its own name as Trustee hereunder pursuant to Section 6.7(b) of the Original Indenture shall be 25% of the aggregate principal amount of the outstanding Senior Notes.

2.2.10         So long as any of the Senior Notes are outstanding but subject to the provisions of Article V of the Original Indenture, the Company covenants that it:

(a)          will not, nor will it permit the Material Subsidiary to, directly or indirectly, sell or otherwise dispose of any shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary, nor will the Company permit the Material Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary if, in each case, after giving effect to any such transaction and to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would cease to own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary; and

(b)          will not permit the Material Subsidiary to:

(i) merge or consolidate with or into any corporation or other person, unless the Company is the surviving corporation or person, or unless, upon consummation of the merger or consolidation, the Company will own, directly or indirectly, at least 80% of the surviving corporation’s issued and outstanding Voting Stock; or

(ii) lease, sell, assign or transfer all or substantially all of its properties and assets to any person (other than the Company), unless, upon such sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that person.

Notwithstanding the foregoing, any such sale, assignment or transfer of securities, any such merger or consolidation or any such lease, sale, assignment or transfer of properties and assets shall not be prohibited if: (A) required by law, such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (B) such lease, sale, assignment or transfer of securities is made by the Company or any of its Subsidiaries acting in a fiduciary capacity for any person other than the Company or any Subsidiary; (C) made in connection with

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the consolidation of the Company with or the sale, lease or conveyance of all or substantially all of the assets of the Company to, or merger of the Company with or into any other person (as to which Article V of the Original Indenture shall apply); (D) required by any law or any rule, regulation or order of any governmental agency or authority; or (E) required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by the Company, directly or indirectly, through purchase of stock or assets, merger, consolidation or otherwise, of any person; provided, that, in the case of (E) only, after giving effect to such disposition and acquisition, (y) at least 80% of the issued and outstanding Voting Stock of such person will be owned, directly or indirectly, by the Company and (z) the Consolidated Assets of the Company will be at least equal to 70% of the Consolidated Assets of the Company prior thereto; and nothing in this section shall prohibit the Company or the Material Subsidiary from the sale or transfer of assets pursuant to any securitization transaction or the pledge of any assets to secure borrowings incurred in the ordinary course of business, including, without limitation, deposit liabilities, mortgage escrow funds, reverse repurchase agreements, Federal Home Loan Bank advances, recourse obligations incurred in connection with the Material Subsidiary’s lending activities and letters of credit.

2.2.11         So long as any of the Senior Notes are outstanding but subject to the provisions of Article V of the Original Indenture, the Company covenants that it will not, nor will the Company permit the Material Subsidiary to, create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for Indebtedness for borrowed money, upon any shares of Voting Stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, without making effective provision whereby the Senior Notes shall be equally and ratably secured with any and all such Indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of the Material Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of the Material Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of the Material Subsidiary. Notwithstanding the foregoing, this Section shall not apply to any:

(a)          pledge, encumbrance or lien upon any such shares of Voting Stock to secure (i) indebtedness of the Company or a Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof or (ii) other Indebtedness in an aggregate principal amount at any one time not exceeding $50,000,000;

(b)          lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) which secure obligations of less than $1,000,000 in amount;

(c)          lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 60 days, (ii) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with GAAP or (iii) involves claims of less than $1,000,000; or

(d)          any pledge or lien on the Voting Stock of the Material Subsidiary to secure a loan or other extension of credit by a Subsidiary subject to Section 23A of the Federal Reserve Act.

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In case the Company or the Material Subsidiary shall propose to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for Indebtedness for borrowed money, upon any shares of Voting Stock of the Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that Voting Stock), directly or indirectly, other than as permitted by subdivisions (a) to (d), inclusive, of this Section, the Company will prior thereto give written notice thereof to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by supplemental indenture delivered to the Trustee, in form satisfactory to it, effectively secure all the Senior Notes equally and ratably with such Indebtedness, by pledge, encumbrance or lien of such Voting Stock. Such supplemental indenture shall contain the provisions, concerning the possession, control, release and substitution of encumbered and pledged property and securities and other appropriate matters which are required or permitted by the TIA (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the TIA, and may also contain such additional and mandatory provisions permitted by the TIA as the Company shall deem advisable or appropriate or as may otherwise be requested by the Trustee.

SECTION 2.3 Registrar and Paying Agent.

The Company initially appoints the Trustee to act as Registrar and Paying Agent with respect to the Senior Notes, and the Trustee hereby agrees so to initially act. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

SECTION 2.4 Optional Redemption of Senior Notes.

The Senior Notes shall have a par redemption and be redeemable, in whole or in part, at the option of the Company on any Redemption Date at the Redemption Price, and in accordance with the provisions set forth in the Indenture and Senior Notes.

SECTION 2.5 Issuances of Additional Notes.

The Company shall be entitled, upon delivery of an Officers’ Certificate and an Opinion of Counsel, each complying with Section 10.4 of the Original Indenture, to issue Additional Notes under this First Supplemental Indenture. The Initial Notes issued on the Issue Date, and any Additional Notes issued shall be treated as a single Series and single class of Securities for all purposes under this First Supplemental Indenture and the Original Indenture.

At any time after the execution of this First Supplemental Indenture, the Company may deliver Additional Notes to the Trustee for authentication, together with an Officers’ Certificate complying with Section 10.4 of the Original Indenture and a Company Order for the authentication and delivery of such Additional Notes, as well as an Opinion of Counsel complying with Section 10.4 of the Original Indenture. Subject to Section 2.3 of the Original Indenture, the Trustee shall thereafter authenticate and deliver such Additional Notes in accordance with such Officers’ Certificate and Company Order. In authenticating such Additional Notes and accepting the additional responsibilities under this First Supplemental Indenture in relation to such Additional Notes, the Trustee shall be entitled to receive and fully protected in relying upon such Officers’ Certificate, which such Officers’ Certificate shall set forth any limit upon the aggregate principal amount of such Additional Notes to be authenticated and delivered under this First Supplemental Indenture and setting forth the issue price, the issue date and the CUSIP number of such Additional Notes and be prepared in accordance with Section 10.4 of the Original Indenture.

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ARTICLE THREE

SINKING FUND

SECTION 3.1 No Sinking Fund.

The Senior Notes are not entitled to the benefit of any sinking fund.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

SECTION 4.1 Ratification.

The Original Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. This First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent provided herein and therein and every Holder of Senior Notes authenticated and delivered under this First Supplemental Indenture shall be bound hereby and thereby. Notwithstanding any other provision of the Original Indenture or this First Supplemental Indenture to the contrary, to the extent any provisions of this First Supplemental Indenture or the Senior Note issued hereunder shall conflict with any provision of the Original Indenture, the provisions of this First Supplemental Indenture or the Senior Notes, as applicable, shall govern.

SECTION 4.2 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 4.3 Governing Laws.

This First Supplemental Indenture and the Senior Notes shall be governed by the laws of the State of New York applicable to agreements made and to be performed in such State, without regard to the conflict of laws provisions thereof.

SECTION 4.4 Successors.

All agreements of the Company in this First Supplemental Indenture and the Senior Notes shall bind its successor. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

SECTION 4.5 Severability.

In case any provision in this First Supplemental Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.6 Conflict with Trust Indenture Act.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this First Supplemental Indenture by, or is otherwise governed by, any of the provisions of the Trust Indenture Act, such other provision shall control; and if any provision hereof otherwise conflicts with the Trust Indenture Act, the Trust Indenture

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Act shall control unless otherwise provided as contemplated by Section 10.1 of the Original Indenture with respect to this Series of Senior Notes.

SECTION 4.7 No Additional Rights.

Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

SECTION 4.8 Effective Date.

This First Supplemental Indenture shall become effective upon the execution and delivery by the parties hereto.

SECTION 4.9 No Liability of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the Senior Notes (other than with respect to the certificate of authentication) or for or in respect of the recitals contained herein, all of which are made solely by the Company.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Rex S. Schuette
	Name:	Rex S. Schuette
	Title:	Executive Vice President and Chief
Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Richard Tarnas
	Name:	Richard Tarnas
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

(see attached)

FORM OF GLOBAL SECURITY

This SECURITY is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of the Depository Trust Company (“DTC”) or a nominee of DTC. This Security is exchangeable for Securities registered in the name of a person other than DTC or its nominee only in the limited circumstances described in the Indenture, and may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depository or a nominee of such a successor Depository.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

NEITHER THE HOLDERS NOR THE BENEFICIAL OWNERS OF THIS SECURITY SHALL BE ENTITLED TO PAYMENTS OF PRINCIPAL OR INTEREST EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

THE SECURITY DOES NOT EVIDENCE SAVINGS ACCOUNTS OR DEPOSITS AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

UNITED COMMUNITY BANKS, INC.

5.50% Senior Fixed to Floating Rate Notes Due February 14, 2027

CUSIP

No.	$

UNITED COMMUNITY BANKS, INC. (which includes any successor under the within-mentioned Indenture) promises to pay to Cede & Co. or registered assigns, the principal sum of          , on February 14, 2027.

Interest Payment Dates: February 14 and August 14 of each year, commencing February 14, 2016 through August 14, 2025, and February 14, May 14, August 14, and November 14 of each year thereafter.

Record Dates: February 1, May 1, August 1 and November 1.

A-1

UNITED COMMUNITY BANKS, INC.

By:
Name:	Jimmy C. Tallent
Title:	President and Chief Executive Officer

By:
Name:	Rex S. Schuette
Title:	Executive Vice President and Chief
Financial Officer

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated therein referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:		Dated: August 14, 2015
Name:
Title:

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(Reverse of Note)

UNITED COMMUNITY BANKS, INC.

5.50% Senior Fixed to Floating Rate Notes Due February 14, 2027

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.          Interest. This Senior Note is one of the duly authorized issue of Securities of United Community Banks, Inc. (the “Company”), a Georgia corporation, of a Series designated as the “5.50% Senior Fixed to Floating Rate Notes due February 14, 2027” (herein called the “Senior Notes”) initially issued in an aggregate principal amount of $        on August 14, 2015. The Company promises to pay interest on the principal amount of this Senior Note semi-annually on each February 14 and August 14 up to and including August 14, 2025, with interest accruing from and including August 14, 2015 to but excluding August 14, 2025, at an initial rate of 5.50% per year, and quarterly thereafter on February 14, May 14, August 14 and November 14, of each year through the Maturity Date or early Redemption Date, with such interest accruing from and including August 14, 2025, at a floating rate per annum equal to 3-month LIBOR plus 3.71%. Interest payments for this Senior Note during the fixed period shall be computed and paid on the basis of a 360-day year of twelve 30-day months and interest during the floating period shall be calculated based upon the actual number of days during the period divided by 360 days. In the event that any date on which interest is payable on this Senior Note during the fixed rate period is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. In the event that an Interest Payment Date occurring during the floating rate period is not a Business Day, the Company will pay interest on the next day that is a Business Day, unless it would thereby fall in the next succeeding calendar month, in which case such Interest Payment Date will be brought forward to the immediately preceding Business Day, and no interest will accrue or fail to accrue as a result of that postponement or earlier payment.

2.          Method of Payment. The Company will pay interest on this Senior Note to the persons who are registered Holders of this Senior Note at the close of business on the Record Date for such Interest Payment Date, even if such Senior Note is canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Original Indenture (as herein defined) with respect to defaulted interest. The Senior Note will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent appointed from time to time by the Company, whose address is initially The Bank of New York Mellon Trust Company, N.A., c/o The Bank of New York Mellon, 111 Sanders Creek Parkway, East Syracuse, New York 13057. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.          Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the trustee (“Trustee”) under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.          Indenture. The Company and the Trustee entered into an Indenture dated as of August 14, 2015 (the “Original Indenture”) and a First Supplemental Indenture dated as of August 14, 2015 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”) setting forth certain terms of the Senior Notes. The terms of the Senior Notes include those stated in the

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Indenture and those made part of the Indenture by reference to the TIA. The Senior Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Senior Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Senior Notes are unsecured obligations of the Company.

5.          Denominations, Transfer, Exchange. The Senior Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Senior Notes may be registered and Senior Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Senior Notes during the period between a record date and the next succeeding Interest Payment Date.

6.          Persons Deemed Owners. The registered Holder of a Senior Note may be treated as its owner for all purposes.

7.          Amendment, Supplement and Waiver. Subject to certain exceptions and the applicable provisions of the Indenture, the Indenture or the Senior Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then outstanding Senior Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Senior Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Senior Notes. Subject to applicable provisions of the Indenture, Holders of a majority in principal amount of the then outstanding Senior Notes by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Senior Notes) may waive compliance by the Company with any provision of the Indenture or the Senior Notes with respect to the Senior Notes. As provided in the Indenture, without the consent of any Holder of a Senior Note, the Indenture or the Senior Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency; provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes; or make any other change that does not adversely affect the rights of any Holder.

8.          Defaults and Remedies. If an Event of Default with respect to the Senior Notes occurs and is continuing, the principal amount of the Senior Notes, together with accrued and unpaid interest to the date of declaration may be declared to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Senior Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Senior Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Senior Notes notice of certain continuing Defaults or Events of Default if and so long as its corporate trust committee or a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Senior Notes. No reference herein to the Indenture and no provision of the Senior Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on the Senior Notes at the times, place and rate, and in the coin or currency, herein prescribed.

9.          No Sinking Fund. There is no sinking fund provided for the Senior Notes.

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10.         Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Senior Notes and may otherwise deal with the Company or any affiliate of the Company with the same rights it would have if it were not the Trustee.

11.         Discharge and Defeasance. Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Senior Notes and the Indenture if the Company deposits with the Trustee cash in United States Dollars in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Senior Notes on the stated maturity.

12.         No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Senior Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder of the Senior Notes, by accepting the Senior Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Senior Notes.

13.         Authentication. This Senior Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.         Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act). Additional abbreviations may also be used though not in the above list.

15.         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company may cause CUSIP numbers to be printed on the Senior Notes.

16.         Available Information. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attention: Rex S. Schuette

17.         Counterparts. This Senior Note may be executed by one or more of the parties to this Senior Note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18.         Governing Law. THIS SENIOR NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

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Assignment Form

To assign this Senior Note, fill in the form below: (I) or (we) assign and transfer this Senior Note to

(Insert assignee’s Social Security or Tax Identification number)

(Print or type assignee’s name, address and zip code)

And irrevocably appoint ______________________________________ to transfer this Senior Note on the books of the Company. The agent may substitute another to act for him.

Date:______________________

Your signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

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